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                                                                   EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                               Nine Months Ended
                                                                                                                February 28 and
                                                              Year Ended May 31,                                  February 29,
                                              ------------------------------------------------------------   ---------------------
                                               1995        1996          1997         1998         1999        1999        2000
                                              --------   ----------   ----------   ----------   ----------   --------   ----------
                                                                         (In thousands, except ratios)
Earnings:
   Income before income taxes..............   $522,084   $  539,959   $  628,221   $  735,213   $  770,700   $486,239   $  516,066
   Add back:
     Interest expense, net of
       capitalized interest................    130,923      105,449       95,689      117,726       90,595     68,282       62,092
     Amortization of debt
       issuance costs......................      2,493        1,628        1,328        1,339        9,199      8,949          461
     Portion of rent expense
       representative of
       interest factor.....................    329,370      386,254      434,846      499,823      535,486    403,904      429,003
                                              --------   ----------   ----------   ----------   ----------   --------   ----------

   Earnings as adjusted....................   $984,870   $1,033,290   $1,160,084   $1,354,101   $1,405,980   $967,374   $1,007,622
                                              ========   ==========   ==========   ==========   ==========   ========   ==========
Fixed Charges:
   Interest expense, net of
     capitalized interest..................   $130,923   $  105,449   $   95,689   $  117,726   $   90,595   $ 68,282   $   62,092
   Capitalized interest....................     27,381       39,254       39,449       31,443       35,152     27,500       22,656
   Amortization of debt
     issuance costs........................      2,493        1,628        1,328        1,339        9,199      8,949          461
   Portion of rent expense
     representative of
     interest factor.......................    329,370      386,254      434,846      499,823      535,486    403,904      429,003
                                              --------   ----------   ----------   ----------   ----------   --------   ----------

                                              $490,167   $  532,585   $  571,312   $  650,331   $  670,432   $508,635   $  514,212
                                              ========   ==========   ==========   ==========   ==========   ========   ==========

   Ratio of Earnings to Fixed Charges......        2.0          1.9          2.0          2.1          2.1        1.9          2.0
                                              ========   ==========   ==========   ==========   ==========   ========   ==========
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